UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OFTHE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2025

INTERPACE BIOSCIENCES, INC.

(Exact name of Registrant as specified in its charter)

delaware	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Waterview Plaza, Suite 310

2001 Route 46,

Parsippany,

NJ 07054

(Address, including zip code, of Principal Executive Offices)

(855) 776-6419

Registrant’s telephone number, including area code

NotApplicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the SecuritiesAct (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the ExchangeAct (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the ExchangeAct (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the ExchangeAct (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of theAct:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities ExchangeAct of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the ExchangeAct. ☐

Item 2.05 CostsAssociated with Exit or DisposalActivities.

On April 24, 2025, Interpace Biosciences, Inc. (the “Company”) announced that the Genetic Testing for Oncology (L39365) Local Coverage Determination (“LCD”) issued by the Medicare Administrative Contractor Novitas Solutions will go into effect, ending reimbursement for the Company’s PancraGEN® test. The Centers for Medicare & Medicaid Services delayed implementation by 60 days earlier in the year and confirmed finalization of the LCD as of April 24, 2025. Specimens for first-line fluid chemistry and PancraGEN® testing will not be accepted by the Company after May 2, 2025.

As a result of the established non-coverage for the Company’s PancraGEN® test, on April 25, 2025, the Company announced implementation of its previously approved restructuring and cost-savings plan to reduce operating costs and better align its workforce with the loss of PancraGEN® (the “Restructuring Plan”). The Company expects the implementation of the Restructuring Plan to be substantially completed by the end of the second quarter of 2025.

Under the Restructuring Plan, the Company is reducing its workforce and impacted employees will be eligible to receive severance benefits. The Company expects to incur severance costs in the range of $0.5 million to $0.6 million to be recorded primarily in the second quarter of 2025 which is in addition to the $0.2 million previously recorded in the first quarter of 2025.

The Company expects that the loss of PancraGEN® and related restructuring activities will reduce its annualized cost of revenue and operating expenses by approximately $12.5 million to $14.5 million which is expected to substantially offset the expected loss of approximately one-third of its revenues. The cost that the Company expects to incur in connection with the Restructuring Plan is subject to several assumptions, and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the Restructuring Plan.

Item 8.01 Other Events.

On April 24, 2025, the Company issued a press release announcing that the Genetic Testing for Oncology (L39365) LCD issued by the Medicare Administrative Contractor Novitas Solutions will go into effect, ending reimbursement for the Company’s PancraGEN® test and that the Company’s Restructuring Plan would be implemented. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 24, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interpace Biosciences, Inc.

By:	/s/ Thomas W. Burnell
Name:	Thomas W. Burnell
Title:	President and Chief Executive Officer

Date: April 30, 2025